EASTERLY
NEWS RELEASE                                    INVESTOR RELATIONS


                                      Client:  Crown Castle International Corp.

                                    Contacts:  W. Benjamin Moreland, CFO
                                               Crown Castle International
                                               713-570-3000

                                               Ken Dennard, Easterly I.R.
                                               kdennard@easterly.com
                                               713-529-6600


                    CROWN CASTLE INTERNATIONAL CORP. TO MOVE
                           TO THE NEW YORK STOCK EXCHANGE

     APRIL 11, 2001 - HOUSTON, TEXAS - Crown Castle International Corp. (NASDAQ:TWRS) today announced its Common Stock will begin trading on the New York Stock Exchange (NYSE) under the ticker symbol "CCI" on Wednesday,
April 25, 2001. To mark the Company's first day of trading, Ted B. Miller, Jr., Crown Castle's Chairman and CEO, will ring the opening bell at the NYSE on April 25th.

     "We are honored to welcome Crown Castle International to the NYSE," said Richard A. Grasso, Chairman and CEO of the New York Stock Exchange. "As a leader in advanced wireless communications, Crown Castle is the latest in a line of innovative high-technology companies whose shares will enjoy the visibility and liquidity which the NYSE's auction market provides."

     "Crown Castle International is a truly global company built on the foundation of operations on three continents, world class customers and a diverse institutional shareholder base," stated Mr. Miller. "We believe this move to the NYSE will deliver measurable savings to our shareholders through reduced transaction costs and more efficient trade executions resulting from the centrality of the NYSE marketplace, the world's largest ECN."

     Crown Castle has been listed on The Nasdaq Stock Market under the ticker symbol "TWRS" since its initial public offering on August 18, 1998. Concurrent with the NYSE listing, the Company's shares will be withdrawn from the Nasdaq Stock Market. "Nasdaq has been very good to Crown Castle. I wish to thank Nasdaq for its support and high quality of service," concluded Mr. Miller.

CROWN CASTLE INTERNATIONAL



     Crown Castle International Corp. engineers, deploys, owns and operates technologically advanced, shared wireless infrastructure. The Company offers near-universal broadcast coverage in the United Kingdom and significant wireless coverage in the United Kingdom and significant wireless communications coverage to 68 of the top 100 US markets, more than 95 percent of the UK population and more than 92 percent of the Australian population. Pro forma for all closed and previously announced transactions, Crown Castle International owns, operates, and manages over 13,000 wireless communications towers internationally. For more information on Crown Castle International, visit: www.crowncastle.com.





This press release contains various forward-looking statements and information that are based on Crown Castle management's beliefs, as well as assumptions made by and information currently available to management. Although Crown Castle believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about the potential factors, which could affect Crown Castle's financial results, is included in the Risk Factors sections of Crown Castle's filings with the Securities and Exchange Commission and in previous press releases issued by Crown Castle.



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